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                    July 23, 2020

       Thomas J. Cancro
       Chief Financial Officer
       DASAN ZHONE SOLUTIONS INC
       1350 South Loop Road, Suite 130
       Alameda, California 94502

                                                        Re: DASAN ZHONE
SOLUTIONS INC
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Form 8-K furnished
May 7, 2020
                                                            File No. 000-32743

       Dear Mr. Cancro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing